Exhibit 99.1

Tucows Reports Continuing Strong Financial Results
for Third Quarter of 2016

– EPS Increases 55% Year-Over-Year to a Record $0.45 –

TORONTO, November 7, 2016 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2016. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended September 30			9 Months Ended September 30
	2016 (Unaudited)	2015 (Unaudited)	% Change	2016 (Unaudited)	2015 (Unaudited)	% Change
Net revenue	49,064	44,268	11%	141,014	126,985	11%
Net income	4,741	3,159	50%	13,250	8,278	60%
Net earnings per common share	0.45	0.29	55%	1.26	0.75	68%
Adjusted EBITDA[1]	8,575	5,800	48%	22,798	15,439	48%
Net cash provided by operating activities	5,001	6,783	-26%	12,727	11,957	6%

1.

This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table. Tucows has revised its definition of Adjusted EBITDA as detailed in the description below and the table reconciling Adjusted EBITDA to GAAP net income.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended September 30		3 Months ended September 30
	2016 (Unaudited)	2015 (Unaudited)	2016 (Unaudited)	2015 (Unaudited)
Network Access Services:
Mobile Services	18,375	15,359	9,288	6,583
Other Services	878	916	376	542
Total Network Access Services	19,253	16,275	9,664	7,125

Domain Services:
Wholesale
Domain Services	22,956	21,124	4,021	3,642
Value Added Services	2,227	2,400	1,764	1,913
Total Wholesale	25,183	23,524	5,785	5,555

Retail	3,721	3,220	1,993	1,790
Portfolio	907	1,248	776	1,079
Total Domain Services	29,811	27,992	8,554	8,424

Network Expenses:
Network, other costs	─	─	(1,288)	(1,421)
Network, depreciation and amortization costs	─	─	(292)	(336)
Total Network expenses	─	─	(1,580)	(1,757)

Total revenue/gross margin	49,064	44,268	16,638	13,792

“Continuing growth in both Ting Mobile and our Domain Services business propelled Tucows to a record quarter for both the top and bottom lines,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “We continue to reap the benefits of the significant operating leverage in the business. Overall revenue was up 11% year-over-year, while net income grew 50% to a record $4.7 million, or $0.45 per share, and adjusted EBITDA1 increased 48% to a record $8.6 million.”

“As Ting Mobile and Domain Services continue to drive our near-term financial performance, Ting Internet takes positive steps every day toward future contribution to our business. In Q2, we expanded our fiber network in Charlottesville, Virginia, began construction in Holly Springs, North Carolina and saw Westminster, Maryland launch the next wave of construction on its municipal fiber network. We also announced that Centennial, Colorado would be our next and largest Ting town to date, with a population over 100,000, and began taking pre-orders there immediately.”

Net revenue for the third quarter of 2016 increased 11% to a record $49.1 million from $44.3 million for the third quarter of 2015.

Net income for the third quarter of 2016 increased to a record $4.7 million, or $0.45 per share, from $3.2 million, or $0.29 per share, for the third quarter of 2015. Adjusted EBITDA1 for the third quarter of 2016 increased to $8.6 million from $5.8 million for the third quarter of 2015.

Cash and cash equivalents at the end of the third quarter of 2016 were $10.5 million compared with $5.9 million at the end of the second quarter of 2016 and $11.9 million at the end of the third quarter of 2015. The increase relative to the second quarter of 2016 was primarily the result of cash provided by operating activities of $5.0 million, as well as an increase in the amount outstanding on the bank loan of $1.9 million, which partially offset by a further investment of $2.1 million in property and equipment, primarily for the continued build out of the Ting Internet footprint.

NOTES:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically disclose and discuss a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

Prior year Adjusted EBITDA amounts presented herein have been recast to reflect adjusted EBITDA definitional changes described in the Company’s Form 10-Q Quarterly Report for the three months ended September 30, 2016.

During the financial statement close for the three months ended September 30, 2016, the Company identified an immaterial error that affects the classification of certain marketing program costs. Prior to the third quarter of fiscal 2016, the Company recorded the cost for certain marketing credits as Sales and marketing expense which should have been recorded as a reduction in Net revenue. The discussion presented here correctly reflect these marketing credits as a reduction in Net Revenues for all current and comparative periods. This resulted in a decrease in Net Revenues, and a corresponding decrease in Sales and marketing expenses of $0.3 million and $0.9 million for the three months and nine months ended September 30, 2015. For the nine months ended September 30, 2016, Net revenues and Sales and marketing expenses reflect a reduction of $1.1 million for the reclassification of credits for the first six months of fiscal 2016.

Conference Call

Tucows management will host a conference call today, Monday, November 7, 2016 at 5:00 p.m. (ET) to discuss the Company’s third quarter 2016 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 3037132 followed by the pound key. The telephone replay will be available until Monday, November 14, 2016 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages nearly 15 million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

NATIONAL Equicom

(416) 848-1457

lchamberlain@national.ca